UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2011

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

Registrant’s telephone number, including area code: (713) 499-6200

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, the Board of Directors of U.S. Concrete, Inc. (“U.S. Concrete”) elected Theodore P. Rossi to fill a newly created directorship and serve as a member of the Board of Directors.  Mr. Rossi will, along with U.S. Concrete’s continuing directors, be subject to re-election at U.S. Concrete’s 2012 annual meeting of shareholders.  As of the date of this report, it is expected that Mr. Rossi will serve on the Compensation Committee of the Board of Directors.

Mr. Rossi has over 40 years of experience in the manufacturing and marketing of hardwood products.  From 2009 to the present, Mr. Rossi has served as Chairman and Chief Executive Officer of The Rossi Group, LLC, a leading manufacturer and exporter of hardwood lumber. From 1971 to 2009, Mr. Rossi served as Chairman and Chief Executive Officer of Rossi American Hardwoods, one of the largest producers and manufacturers in the USA. Mr. Rossi served as President and is currently on the Executive Committee of the National Hardwood Lumber Association. He is former Chairman of the American Hardwood Export Council and has been a member of the Board since 1988.  Mr. Rossi is currently Chairman of the Development Committee for the Hardwood Federation and is past President. Mr. Rossi is past Chairman of the Mt St John Foundation and a former member of the University of Connecticut Board of Trustees.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: December 2, 2011	By: /s/ William J. Sandbrook
Name: William J. Sandbrook
Title: President and Chief Executive Officer